Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Heckmann Corporation

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-159086), Form S-3 (No. 333-158266) and the Post Effective Amendment No. 1 to Form S-1 on Form S-3 (No. 333-154717) of Heckmann Corporation of our report dated March 11, 2010, (March 14, 2011 as to the effects of the restatement discussed in Note 3) on the consolidated financial statements of Heckmann Corporation and subsidiaries (which report expresses an unqualified opinion) and of our report on internal control over financial reporting dated March 11, 2010 (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting) appearing on Form 10-K/A of Heckmann Corporation for the year ended December 31, 2009.

/s/ GHP HORWATH, P.C.

Denver, Colorado

March 14, 2011